Exhibit 21.1

Subsidiaries of Presbia PLC

Presbia Ireland, Limited – Ireland
Presbia USA, Inc. – Delaware (U.S.)
PresbiBio, LLC – California (U.S.)
OPL, LLC – Delaware (U.S.)
PresbiOptical, LLC – Delaware (U.S.)
PIP Holdings C.V. – The Netherlands
Presbia Coöperatief U.A. – The Netherlands* Presbia Deutchland GmbH - Germany
Presbia Investments – Cayman Islands* * Entity under dissolution